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                                                                     EXHIBIT 23b




                    FORM OF CONSENT OF INDEPENDENT AUDITORS


        We consent to incorporation by reference in Registration Statement No. __________ on Form S-8 filed for the J.B. Hunt Transport Services, Inc. Employee Retirement Plan of our report dated February 11, 1994, relating to the consolidated balance sheets of J.B. Hunt Transport Services, Inc. and subsidiaries as of December 31, 1993, and 1992, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, and all related schedules, which reports are incorporated by reference in the December 31, 1993 Annual Report on Form 10-K of J.B. Hunt Transport Services, Inc.


                   [SIGNATURE OF KPMG PEAT MARWICK LLP APPEARS HERE]
                                 KPMG Peat Marwick LLP


Little Rock, Arkansas
December 28, 1994